SCHEDULE A,

revised as of February 14, 2013

to the

ADVISORY AGREEMENT

dated March 1, 2012 between

RYDEX SERIES FUNDS

and

SECURITY INVESTORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Fund	Rate
Nova	0.75%	All-Asset Conservative Strategy	0.00%
Inverse S&P 500® Strategy	0.90%	Commodities Strategy Fund	0.75%
NASDAQ-100®	0.75%	Consumer Products	0.85%
Inverse NASDAQ-100® Strategy	0.90%	Electronics	0.85%
Mid-Cap 1.5x Strategy	0.90%	Energy Services	0.85%
Russell 2000® 1.5x Strategy	0.90%	Financial Services	0.85%
Government Long Bond 1.2x Strategy	0.50%	Health Care	0.85%
Europe 1.25x Strategy	0.90%	Internet	0.85%
S&P 500® Pure Value	0.75%	Leisure	0.85%
S&P 500® Pure Growth	0.75%	Precious Metals	0.75%
S&P MidCap 400® Pure Value	0.75%	Real Estate	0.85%
S&P MidCap 400® Pure Growth	0.75%	Retailing	0.85%
Inverse Mid-Cap Strategy	0.90%	Technology	0.85%
S&P SmallCap 600® Pure Value	0.75%	Telecommunications	0.85%
S&P SmallCap 600® Pure Growth	0.75%	Transportation	0.85%
Inverse Russell 2000® Strategy	0.90%	Utilities	0.85%
Strengthening Dollar 2x Strategy	0.90%	U.S. Long Short Momentum	0.90%
Weakening Dollar 2x Strategy Fund	0.90%	S&P 500®	0.75%
U.S. Government Money Market	0.50%	Russell 2000®	0.75%
High Yield Strategy	0.75%	Inverse International 2x Strategy*	0.75%
International 2x Strategy*	0.75%	All-Asset Moderate Strategy	0.00%
Managed Commodities Strategy	0.90%	All-Asset Aggressive Strategy	0.00%
Banking	0.85%	Multi-Hedge Strategies	1.15%
Basic Materials	0.85%	Event Driven and Distressed Strategies Fund	0.90%
Biotechnology	0.85%	Japan 2x Strategy	0.75%
Managed Futures Strategy	0.90%	Emerging Markets 2x Strategy	0.90%
Inverse High Yield Strategy	0.75%	Inverse Emerging Markets 2x Strategy	0.90%
Energy	0.85%	Global Managed Futures Strategy	0.90%
Inverse Government Long Bond Strategy	0.90%	Emerging Markets Bond Strategy	0.75%

*	Denotes Funds that have not yet commenced operations.

Additions noted in bold.